CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on amendment 2 of Form S-1 of our report dated February 11, 2019, relating to the consolidated financial statements of BADU Holdings, Inc., as of June 30, 2018 and 2017 and for each of the two years in the period ended June 30, 2018, which are contained in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

July 23, 2019